EXHIBIT 99.1

Bovie Medical Corporation Reports First Quarter 2018 Financial Results;
Reaffirms Fiscal Year 2018 Financial Outlook
Advanced Energy Sales of $2.6 million in Q1, up 333% year-over-year

CLEARWATER, FL — MAY 14, 2018 - Bovie Medical Corporation (NYSEMKT:BVX) (the “Company”), a maker of medical devices and supplies and the developer of J-Plasma®, a patented surgical product marketed and sold under the Renuvion™ Cosmetic Technology brand in the cosmetic surgery market, today reported financial results for its first quarter ended March 31, 2018.

First Quarter 2018 Financial Summary:

•	Total Q1 revenue of approximately $9.9 million, up 18% year-over-year.

◦	Advanced Energy revenue of $2.6 million, up 333% year-over-year, driven by strong J-Plasma/Renuvion sales.

◦	Core & OEM revenue of approximately $7.3 million, down 6.4% year-over-year.

•	Total Q1 adjusted EBITDA loss of approximately $0.3 million versus adjusted EBITDA loss of approximately $1.4 million for the first quarter of 2017.

First Quarter 2018 Operating Highlights:

•
On January 23rd, the Company announced that it had enrolled the first patient in a U.S. Investigational Device Exemption (IDE) clinical study of its J-Plasma technology for use in dermal skin resurfacing. The objective of the study is to demonstrate the safety and efficacy of J-Plasma technology for use in dermal skin resurfacing.

•	On March 6th, the Company announced the appointment of Dr. Topaz J. Kirlew as Director of Regulatory Affairs.

•	On March 12th, the Company announced the appointment of Craig A. Swandal to the Company’s Board of Directors, effective March 9, 2018.

•	On March 27th, the Company announced the appointment of Scott R. Sanders as Director of Clinical Education and Market Development.

•
On March 29th, the Company announced the launch of a new brand dedicated to the cosmetic surgery market. Bovie Medical’s J-Plasma technology is now marketed and sold under the brand name Renuvion Cosmetic Technology, which was developed as part of the Company’s commitment to enhancing its ability to commercialize its J-Plasma technology in the cosmetic surgery market.

Operating Highlights Subsequent to Quarter-End:

•	On May 1st, the Company announced the appointment of Diane I. Duncan, M.D., FACS, a Board-certified plastic surgeon, to the Company’s Medical Advisory Board.

•	On May 14th, the Company announced the completion of enrollment in the U.S. Investigational Device Exemption (IDE) clinical study of its J-Plasma technology for use in dermal skin resurfacing.

Management Comments:

“In the first quarter, we achieved 18% year-over-year sales growth, which was fueled by strong sales in our Advanced Energy business,” said Charlie Goodwin, Chief Executive Officer. “Our Advanced Energy sales performance represents an exciting start to the year, and reflects strong global demand for our J-Plasma/Renuvion technology. In the U.S., we continued to see strong adoption of our Renuvion Cosmetic Technology in the cosmetic surgery market, where our sales organization is focused on marketing and selling to plastic surgeons, cosmetic surgeons and dermatologists.”

Mr. Goodwin continued: “Encouraged by our recent commercial traction in the cosmetic surgery market, we remain focused in 2018 on increasing the awareness and adoption of our Renuvion technology, while establishing the requisite support to facilitate its broader adoption in the cosmetic surgery market in future years. We are reaffirming our fiscal year financial guidance, and look forward to delivering strong operating and financial performance throughout 2018 for the benefit of our customers and shareholders.”

First Quarter 2018 Results:

The following table represents revenue by reportable segment:

	Three Months Ended March 31,		Increase/Decrease
(In thousands)	2018	2017	$ Change	% Change
Core	$6,519	$6,775	$(256)	(3.8)%
Advanced Energy	2,629	607	2,022	333.1%
OEM	768	1,007	(239)	(23.7)%
Total	$9,916	$8,389	$1,527	18.2%

Total revenue for first quarter 2018 increased $1.5 million, or 18.2%, to $9.9 million, compared to $8.4 million in the first quarter of 2017. Sales of the Company’s J-Plasma/Renuvion generators and handpieces were the primary driver of total revenue growth in first quarter 2018. The year-over-year change in total revenue by business segment was driven by Advanced Energy segment sales, offset partially by a decline in Core and OEM segment sales during the first quarter 2018 period. Advanced Energy segment sales increased approximately $2.0 million, or 333.1% year-over-year, to $2.6 million, compared to approximately $0.6 million last year. Core segment sales decreased approximately $0.3 million, or 3.8% year-over-year, to $6.5 million, compared to approximately $6.8 million last year. OEM segment sales decreased $0.2 million, or 23.7% year-over-year, to $0.8 million, compared to $1.0 million last year.

	Three Months Ended March 31,		Increase/Decrease
(In thousands)	2018	2017	$ Change	% Change
Domestic	$7,973	$6,992	$981	14.0%
International	1,943	1,397	546	39.1%
Total	$9,916	$8,389	$1,527	18.2%
Revenue in the United States increased approximately $1.0 million, or 14.0% year-over-year, to $8.0 million, and international revenue increased approximately $0.5 million, or 39.1% year-over-year, to $1.9 million. International sales growth in the first quarter was primarily driven by sales to international distributors in the Company's Advanced Energy segment.

Gross profit for the first quarter of 2018 increased $0.8 million, or 18.1% year-over-year, to $5.0 million, compared to $4.2 million for first quarter of 2017. The increase in first quarter 2018 gross profit was driven by strong sales in the Company’s Advanced Energy segment. Gross margin for the first quarter of 2018 was 50.3%, compared to 50.4% last year. The year-over-year change in gross margin was driven by strong Advanced Energy sales, offset by lower margins in the Company’s OEM and Core segments.

Operating expenses for the first quarter of 2018 decreased approximately $0.1 million, or 1.8% year-over-year, to $5.9 million, compared to $6.0 million for the first quarter of 2017. The year-over-year change in operating expenses was primarily driven by a $0.3 million increase in selling, general and administrative expenses and a $0.1 million increase in professional services expense, offset by a $0.3 million decrease in salaries and related expense and a $0.1 million decrease in research and development expenses.

Loss from operations for first quarter 2018 was $0.9 million, compared to a loss from operations of $1.7 million for the comparable period last year.

Net loss attributed to common shareholders for first quarter 2018 was $0.9 million, or $0.03 per diluted share, compared to a loss of $1.7 million, or $0.06 per diluted share, for the first quarter of 2017.

As of March 31, 2018, the Company had cash and equivalents of $9.4 million as compared to $10.7 million as of December 31, 2017. The Company had working capital of $16.0 million as of March 31, 2018 as compared to $16.6 million as of December 31, 2017.

2018 Outlook:

The Company is reaffirming its financial guidance, which was introduced on March 12, 2018.

For the fiscal year 2018, the Company continues to expect:

•
Total revenue in the range of $41.0 million to $42.5 million, representing growth of 5% to 9% year-over-year. The Company expects total revenue growth to be driven by Advanced Energy sales growth in the range of approximately 40% to 45% year-over-year.

•	The Company expects adjusted EBITDA in a range of $1.0 million to $1.5 million.

Conference Call Details:

Management will host a conference call at 4:30 p.m. Eastern Time on May 14, 2018 to discuss the results of the quarter and to host a question and answer session. To listen to the call by phone, interested parties within the U.S. may dial 844-507-6493 (or 647-253-8641 for international callers) and provide access code 1784708. Participants should ask for the Bovie Medical Corporation Call. A live webcast of the call will be accessible via the Investor Relations section of the Company’s website and at:

https://event.on24.com/wcc/r/1626820/F9B173E1969EC13E6FEA692F9E0E032A.

A telephonic replay will be available approximately two hours after the end of the call through May 28, 2018. The replay can be accessed by dialing 800-585-8367 for U.S. callers or 416-621-4642 for International callers and using the replay access code: 1784708. The webcast will be archived on the Investor Relations section of the Company's website.

Investor Relations Contact:

Westwicke Partners on behalf of Bovie Medical Corporation
Mike Piccinino, CFA
443-213-0500
investor.relations@boviemed.com

About Bovie Medical Corporation:

Bovie Medical Corporation is a leading maker of medical devices and supplies as well as the developer of J-Plasma® (marketed and sold under the Renuvion™ Cosmetic Technology brand in the cosmetic surgery market), a patented plasma-based surgical product for cutting, coagulation and ablation of soft tissue. J-Plasma/Renuvion technology utilizes a helium ionization process to produce a stable, focused beam of plasma that provides surgeons with greater precision, and minimal invasiveness. The new J-Plasma/Renuvion handpieces with Cool-Coag™ technology deliver the precision of helium plasma energy, the power of traditional monopolar coagulation and the efficiency of plasma beam coagulation - enabling thin-layer ablation and dissection and fast coagulation with a single instrument, minimizing instrument exchange and allowing a surgeon to focus on their patient and their procedures. With Cool-Coag technology, the new J-Plasma/Renuvion handpieces can deliver three distinctly different energy modalities - further increasing the utility and versatility of the system. Bovie Medical Corporation is also a leader in the manufacture of a range of electrosurgical products and technologies, marketed through both private labels and the Company’s own well-respected brands (Bovie®, IDS™ and DERM™) to distributors worldwide. The Company also leverages its expertise through original equipment manufacturing (OEM) agreements with other medical device manufacturers. For further information about the Company and its products, please refer to the Bovie Medical Corporation website at www.boviemedical.com.

Cautionary Statement on Forward-Looking Statements:

Certain matters discussed in this release and oral statements made from time to time by representatives of the Company may constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 and the Federal securities laws. Although the Company believes that the expectations reflected in such forward-looking statements are based upon reasonable assumptions, it can give no assurance that its expectations will be achieved.

Forward-looking information is subject to certain risks, trends and uncertainties that could cause actual results to differ materially from those projected. Many of these factors are beyond the Company's ability to control or predict. Important factors that may cause actual results to differ materially and that could impact the Company and the statements contained in this release can be found in the Company's filings with the Securities and Exchange Commission including the Company's Report on Form 10-K for the year ended December 31, 2017 and subsequent Form 10-Q filings. For forward-looking statements in this release, the Company claims the protection of the safe harbor for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995. The Company assumes no obligation to update or supplement any forward-looking statements whether as a result of new information, future events or otherwise.

BOVIE MEDICAL CORPORATION CONSOLIDATED STATEMENTS OF OPERATIONS (Unaudited) (In thousands, except per share data)

	Three Months Ended March 31,
	2018	2017
Sales	$9,916	$8,389
Cost of sales	4,926	4,163
Gross profit	4,990	4,226
Other costs and expenses:
Research and development	562	709
Professional services	506	390
Salaries and related costs	2,116	2,460
Selling, general and administrative	2,670	2,404
Total other costs and expenses	5,854	5,963
Loss from operations	(864)	(1,737)
Interest expense, net	(34)	(31)
Change in fair value of derivative liabilities	(26)	88
Total other (loss) income, net	(60)	57
Loss before income taxes	(924)	(1,680)
Income tax expense	11	5
Net loss	$(935)	$(1,685)

Loss per share
Basic	$(0.03)	$(0.05)
Diluted	$(0.03)	$(0.06)

Weighted average number of shares outstanding - basic	32,878	30,860
Weighted average number of shares outstanding - dilutive	32,878	30,887

BOVIE MEDICAL CORPORATION CONSOLIDATED BALANCE SHEETS (Unaudited) (In thousands, except share and per share data)

	March 31, 2018	December 31, 2017
ASSETS
Current assets:
Cash and cash equivalents	$8,701	$9,949
Restricted cash	660	719
Trade accounts receivable, net of allowance of $147 and $204	5,143	4,857
Inventories, net	6,709	6,526
Prepaid expenses and other current assets	522	496
Total current assets	21,735	22,547
Property and equipment, net	6,338	6,408
Brand name and trademark	1,510	1,510
Purchased technology and license rights, net	189	179
Goodwill	185	185
Deposits	91	92
Other assets	64	67
Total assets	$30,112	$30,988

LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
Accounts payable	$2,097	$1,583
Accrued severance and related	948	1,242
Accrued payroll	198	447
Current portion of mortgage note payable	239	239
Accrued and other liabilities	2,212	2,462
Total current liabilities	5,694	5,973
Mortgage note payable, net of current portion	2,395	2,455
Note payable	140	140
Deferred tax liability	368	368
Derivative liabilities	46	20
Total liabilities	8,643	8,956
STOCKHOLDERS' EQUITY
Common stock, $0.001 par value; 75,000,000 shares authorized; 33,021,170 issued and 32,878,091 outstanding as of March 31, 2018 and December 31, 2017	33	33
Additional paid-in capital	50,867	50,495
Accumulated deficit	(29,431)	(28,496)
Total stockholders' equity	21,469	22,032
Total liabilities and stockholders' equity	$30,112	$30,988

BOVIE MEDICAL CORPORATION RECONCILIATION OF GAAP NET INCOME/(LOSS) RESULTS TO NON-GAAP ADJUSTED EBITDA/(LOSS) (Unaudited) (In thousands)

Use of Non-GAAP Financial Measures

We present these non-GAAP measures because we believe these measures are useful indicators of our operating performance. Our management uses these non-GAAP measures principally as a measure of our operating performance and believes that these measures are useful to investors because they are frequently used by analysts, investors and other interested parties to evaluate companies in our industry. We also believe that these measures are useful to our management and investors as a measure of comparative operating performance from period to period.

The Company has presented the following non-GAAP financial measures in this press release: adjusted EBITDA. The Company defines adjusted EBITDA as its reported net income/(loss) (GAAP) plus income tax expense, interest expense, net, depreciation and amortization, stock-compensation expense, and changes in value of derivative liabilities.

	Three Months Ended March 31,
	2018	2017
Net loss GAAP Basis	$(935)	$(1,685)
Interest expense, net	34	31
Income tax expense	11	5
Depreciation and amortization	199	178
Stock based compensation	372	159
Change in fair value of derivative liabilities	26	(88)
Adjusted EBITDA	(293)	(1,400)

The following unaudited table presents a reconciliation of net loss to Adjusted EBITDA for our 2018 guidance:

Year Ended
2018
Net loss GAAP Basis	$(1,100)
Interest expense, net	150
Income tax expense	—
Depreciation and amortization	700
Stock based compensation	1,500
Change in fair value of derivative liabilities	—
Adjusted EBITDA	1,250

The reconciliation assumes the mid-point of the Adjusted EBITDA loss range and the midpoint of each component of the reconciliation, corresponding to guidance of $1.0 million to $1.5 million for 2018.